Q4 FISCAL 2011 PREPARED REMARKS

Delivering on our goals: Technology and market leadership while driving 20% earnings growth
We set a goal in 2009 to deliver 20% non-GAAP EPS growth annually through FY’14.  Our overarching strategy to achieve this goal is what we call “Winning in the Market” through developing and delivering industry-leading technology coupled with modest margin improvement. The table below illustrates the strong progress we made through FY’11 with non-GAAP earnings growth of 25%+. Based on the market momentum we are seeing, the strength of our pipeline, our increasing sales capacity, major product releases in our core markets, as well as the significant interest we are seeing in our other products, such as Abortext and Integrity, we continue to be excited about our long-term growth opportunity. While we acknowledge that there continues to be uncertainty about the strength of the global economy, we remain committed to achieving our goal of a 20% non-GAAP EPS CAGR through 2014.

We believe we are the technology leader in attractive growth markets.  We characterize the markets we participate in with the 4-box graphic on the next page.  Industry analysts estimate that from 2005 through 2010 the PLM market (right half of the 4-box below) has grown in the high single digits, faster than the CAD market (left half of the 4-box below), which being a more mature market has grown in the mid-single digits over the same time frame.  However, in 2011 the CAD industry experienced a strong recovery as manufacturing companies ramped investment in product development through increased engineering capacity around the globe and by re-tooling their workforce with the latest design solutions. Looking forward, analysts continue to expect the CAD market to grow at a 4-5% CAGR from 2010 to 2014; however, we believe we are positioned to outgrow this market based on the early success of our Creo solutions introduced in June 2011.

We have seen our technology leadership position in the growth markets translate into growth rates in excess of the market growth rates, especially in our PLM business, over the past five years. Looking forward, we continue to expect our growth rates to outpace industry analyst estimates of a 7-9% CAGR from 2010 to 2014, based on our technology leadership position in the “core” PLM market and in the broader ‘Enterprise’ segment where we are delivering exciting new solutions, through both organic development and acquisitions. Examples of these new markets include ALM or Application Lifecycle Management, which targets the large and growing software development community within the product development organization and SLM or Service Lifecycle Management, which targets after-market service and support organizations.

Non-GAAP Supplemental Information
We provide non-GAAP supplemental information to our GAAP information.  PTC's reasons for providing this information are described at the end of this document.  GAAP information corresponding to the non-GAAP information provided is contained in “Q4 FY’11 Expenses Commentary and Q1 & FY’12 Outlook” below and in the attached tables.  References to non-GAAP revenue in the discussion that follows exclude for Q4’11 a $1.9 million ($2.6 million FY ’11 YTD) effect of purchase accounting on the fair value of the acquired deferred maintenance balance of MKS Inc.  A reconciliation to the corresponding GAAP revenue amount is provided in the revenue tables affected by the adjustment.

Broadening PTC’s Technology Breadth and Depth through acquisitions
In the third quarter of 2011 we acquired MKS, a global application lifecycle management (ALM) technology leader.  MKS Integrity™ coordinates and manages all activities and artifacts associated with developing software intensive products, including requirements, models, code and test, ensuring comprehensive lifecycle traceability.  By unifying MKS’s ALM solutions with PTC’s industry-leading product lifecycle management (PLM) solutions, PTC will enable manufacturers to better align the management of a product’s hardware components and related software. In early September, we acquired 4CS, a developer of warranty management and service lifecycle management (SLM) software. The acquisition broadens PTC's portfolio of solutions for product support and service organizations, and supports PTC's vision for solutions that span both product and service lifecycles.

These acquisitions added approximately $23 million in revenue (approximately $2 million of which is non-GAAP) in Q4 and $29 million (approximately $3 million of which is non-GAAP) for FY ’11 (less than $1 million of which was related to 4CS) and $0.01 accretion to our non-GAAP EPS in Q4 2011 and FY ‘11. They are expected to add approximately $90 to $100 million in revenue (approximately $3 million of which is non-GAAP) and be slightly accretive to our non-GAAP EPS results in FY’12, as operating profitability is offset by interest payments on the debt and investments we are making in the business to capitalize on their long-term growth opportunity.  MKS and 4CS revenue is classified in our “Enterprise” business category.

Q4 RESULTS VS. GUIDANCE: Non-GAAP revenue and EPS exceed the high end of our guidance
Total non-GAAP revenue for Q4 was $341.3 million, including $22.7 million from MKS and 4CS ($339.4 million and $20.8 million on a GAAP basis), above the high end of our guidance of $320 million to $330 million.  Excluding the impact of these acquisitions, our non-GAAP (and GAAP) revenue was $318.6 million.  Our Q4 non-GAAP EPS of $0.47 was above our guidance range of $0.40 to $0.44, this despite a $0.02 headwind due to a higher-than-expected tax rate, other expense items and currency effects.

The results of MKS were $0.01 accretive to our non-GAAP EPS in Q4. MKS and 4CS unfavorably impacted our Q4 GAAP EPS by $0.03.  Relative to the Fx rates we used when we established our Q4 guidance ($1.45 USD/EURO), Q4 non-GAAP revenue was negatively impacted by $1.1 million. Q4 GAAP EPS was $0.31, which was above our guidance range of $0.25 to $0.29. For Q4, our actual simple average Fx rate was $1.43 USD/EURO vs. guidance of $1.45 and our FY’11 actual simple average Fx rate was $1.39. Our guidance for Q1 assumes $1.40 USD/EURO.

We delivered $111 million of license revenue in Q4 (up 25% year over year), which was above our expected range of $100 to $110 million.  Excluding MKS and 4CS, license revenue was up 15% year over year. We delivered stronger than anticipated non-GAAP maintenance revenue of $155 million (up 24%, compared to our guidance of 20% growth) and stronger than anticipated services revenue of $76 million (up 39%, compared to our guidance of 30% growth).  Excluding MKS and 4CS, our maintenance and services revenues were up 16% and 31% year over year, respectively. The performance of these lines of business was driven primarily by strong execution and was also positively impacted by annuity focused business policy modifications implemented in FY'11.

Q4 FY’11:  Strong finish to FY ’11 with non-GAAP EPS up 47% year over year
We delivered 27% year over year non-GAAP revenue growth (up 20% on a constant currency basis), with license revenue up 25% (up 18% on a constant currency basis).  Excluding MKS and 4CS (which are included in our Enterprise product reporting), total non-GAAP revenue growth was 19% year over year. We delivered non-GAAP EPS of $0.47, up from $0.32 in Q4’10.
As is highlighted in the 4-box and domino account tables below:
1)
Large enterprise PLM (upper right box) license revenue was up 32% year over year and, excluding MKS and 4CS, was up 11% year over year, continuing the positive rebound in this market that we began to experience in our Q3 ‘11. Our positive outlook on this market is also supported by strength in maintenance and services revenue, which demonstrates robust adoption of our PLM technology; excluding MKS and 4CS, Direct Enterprise services revenue was up 32% year over year and maintenance was up 20% year over year.

2)	Total non-GAAP PLM revenue of $172.5 million (right half of the 4-box), was up 39% year over year and 25% sequentially.

3)
The significant uptick in our CAD business (left half of the 4-box) continued, with license revenue up 19% year over year.  We continue to see positive market response to our Creo strategy in the second quarter of its commercial release.

4)	The large enterprise CAD market (upper left box) delivered significant year-over-year growth, with both total revenue and license revenue up 17%.
5)
We are also seeing continued strength in our SMB business (bottom half of the 4-box), with year-over-year non-GAAP license revenue up 21%.  This is our 7th consecutive quarter of year-over-year license and total revenue growth in the Channel.

6)
We had 30 large deals (>$1M in license and services revenue), the highest number ever, up from 28 in Q4 ’10, reflecting broader strength than a year ago. Of the $83.6 million in large deal license and service revenue, approximately $63 million was Enterprise (PLM) related, compared to $45 million in Q4’10.

7)	We added 3 new domino accounts in Q4 (a total of 30 through the end of FY’11, meeting our target), two in the Electronics & High-Tech vertical and one in the Aerospace & Defense vertical.

Revenue by 4-Box
The horizontal axis highlights Desktop vs. Enterprise solutions
•	Desktop solutions include Creo Parametric TM, Mathcad® and a portion of Creo Direct TM and a portion of Arbortext® revenue
•	Enterprise solutions include Windchill,Creo View, a portion of Arbortext revenue, and Integrity
The vertical axis highlights Direct vs. Indirect go-to market strategies
•	Direct sales focuses primarily on the large enterprise market
•	Indirect sales (primarily our VAR reseller channel) focuses primarily on the SMB market

DOMINO ACCOUNT UPDATE:  3 in Q4 for a cumulative total of 30; Mission Accomplished!

At our June ‘09 investor event, we outlined what we call our “domino account strategy.”  Domino wins are defined as competitive wins for PTC product development solutions at some of the world’s largest discrete manufacturing companies.  Typically, these wins reflect companies whose incumbent PLM solutions are not PTC products.  These wins are important because we believe they signal the technological superiority of our products.  We believe the logical conclusion of winning in a significant number of ‘domino’ accounts is that PTC has become the unambiguous market leader.  As we demonstrate the real value of our technology in the initial installation phase, we expect these accounts will be significant customers for years to come. As we have stated previously, we intend to transition our Domino Account reporting into Annuity Account reporting in FY’12.

We added an additional 3 domino accounts in Q4.  Of these, two are in the Electronics & High Tech vertical and one is in the Aerospace & Defense vertical.

The table below outlines domino account announcements by major vertical since FY’08.

Domino Accounts

We believe our long-term PLM license revenue results and Domino account momentum continues to demonstrate what we believe is a fundamental shift in the competitive dynamic of our industry:  Our Windchill PLM platform is separating itself from the pack and we are in an increasingly clear technology leadership position.  In addition to domino account wins, we are also actively engaged in a significant number of important Windchill-led competitive displacement opportunities with other large companies around the world.

Q1 AND FY’12 OUTLOOK:  Targets reflect positive market momentum, increased sales capacity and commitment to margin expansion.
In providing guidance for Q1 and setting targets for FY’12, we are weighing company specific factors such as our pipeline of opportunities and our maintenance and services base as well as external considerations, including the macroeconomic environment, currency, and visibility into customer spending patterns.  While we are aware of current macroeconomic conditions, this guidance assumes a relatively stable economic environment.  We are going into FY12 with a good head start and a plan to deliver a solid growth year.  At the same time, we have prepared contingency plans in case the economy softens.

For example, while we remain full speed ahead on hiring related to sales capacity, we’ve already begun to moderate other hiring and spending.  The effect of that showed somewhat in our non-GAAP Q4 EPS results.  With our contingency planning, we feel we are in a position to dial back spending and hold 20% non-GAAP earnings growth even on softer revenue growth than we are currently forecasting.  Of course, if the economic environment weakens drastically, it would become increasingly difficult or even impossible to hold the earnings target, but we don’t foresee that happening at this point.  On the other hand, if the economy does not soften substantially, we could be in a position to deliver some earnings upside based on the spending and hiring restrictions already put in place.

Q1’12 AND FY’12 GUIDANCE SUMMARY

Our Q1 and FY’12 guidance are outlined in the table below.

We expect 4CS to be $0.01 dilutive to Q1 non-GAAP EPS, but accretive to FY’12 non-GAAP EPS.  MKS is also expected to be slightly accretive to FY’12 non-GAAP EPS.

Our non-GAAP operating margin target of approximately 18.5%, represents an improvement of approximately 1 percentage point year over year. Our goal is to achieve approximately half of this operating margin expansion by improving gross margins with the remainder coming from operating leverage. We expect that the completion of phase 1 of the Hyundai-Kia engagement along with several initiatives launched in FY'11 will allow us to improve our services net margins into the high single-digits in FY'12.

Over the longer-term, we believe we can further improve our services margins and also reduce the mix of services revenue though expansion of our Windchill services ecosystem and by developing solutions that fundamentally require less services.

Our product portfolio is being received very well in the market.  We believe Creo, our new CAD platform launched in June 2011, is a significant enhancement over the functionality and usability of existing CAD products on the market.  Creo leverages a core set of technology assets unique to PTC and is intended to address four critical issues still impacting the CAD industry: usability, interoperability, assembly management and technology lock-in.

Customers continue to expand their view of PLM from an engineering-centric CAD data management solution into a robust enterprise solution with thousands of users across the extended enterprise.  We launched Windchill® 10.0 in April and launched a significant new release of Arbortext® this fall.  We are very optimistic about the long-term opportunity for PTC and will continue to make strategic investments, notably in direct sales capacity, that we believe are critical to delivering value to our customers and to enabling us to gain market share and help us continue to drive toward our goal of 12% revenue growth and 20% non-GAAP EPS CAGR over the 5-year period through 2014.

REVENUE TRENDS
Certain reclassifications between Direct and Indirect and Desktop and Enterprise revenue from previously reported results (Q1’09 through Q3’11) are reflected below.  Indirect revenue is comprised of revenue from our reseller channel and from customers classified as Indirect.  To the extent a customer changes between the Direct and Indirect classification, we reclassify their historical revenue to align to the current period classification.  The reclassifications of prior quarter and annual Direct and Indirect and Desktop and Enterprise revenue were not more than 2% for any single quarterly or annual reporting period.

DIRECT SALES:  Strong large deal activity, strong Desktop and solid Enterprise, investing in capacity
Our direct sales force is primarily focused on large enterprise customers.  We have approximately 370 direct sales teams, of which approximately 40 were added through the acquisition of MKS.  These teams are primarily focused on selling our Product Development System, which incorporates all of our primary product families, to large enterprise customers. The table below shows direct revenue performance.  Key metrics we provide in addition to revenue regarding our Direct Sales / Large Enterprise Market performance also include Large Deal Activity and Domino Account wins.

Q4 direct account revenue was up 31% year over year.  As you can see from the 4-box detail on page 4, our growth in this space was driven by 41% growth in Enterprise (PLM) revenue and 17% growth in Desktop (CAD) revenue.  The large enterprise PLM market (upper right box) was strong, with license revenue, non-GAAP maintenance revenue and services revenue, up 32%, 55% and 42% year over year, respectively.
License revenue in the large enterprise CAD market (upper left box) increased 17% year over year.

LARGE DEAL ACTIVITY: Highest number of large deals ever.
Large deal activity is a significant growth driver and has historically tended to generate 15% to 20% of our total revenue in any given quarter, with the exception of Q4, which historically has been higher.  Large deal activity is driven primarily by direct sales teams.  We define “large deals” as recognizing more than $1 million of license and service revenue from a customer during a quarter.

In Q4 we had 30 large deals totaling $83.6 million.  9 of these customers were in North America, 16 were in Europe and 5 were in Asia.  Of the $83.6 million in license and service revenue, approximately $63 million was Enterprise (PLM) related, compared $45 million in Q4’10.  Approximately $21 million was Desktop (CAD) related, compared to approximately $14 million in the year ago period.    We have a strong pipeline of large deals that we are working on worldwide.  We are winning competitive deals with large global companies (see ‘Dominoes’ above) and are actively engaged in a substantial number of competitive opportunities with other large global companies.

UPPER LEFT BOX (DIRECT SPACE / DESKTOP PRODUCTS)

This market is highly penetrated with mid-single digit long-term growth rates.  Over the past four quarters, we have seen substantial year-over-year growth in this market.  In Q4, we delivered 17% total revenue growth and 17% license revenue growth.  We believe our results represent both the impact of macro factors (spending in this market had been muted since the end of 2008), as well as excitement about our new Creo CAD platform, which we believe is a significant enhancement over the functionality and usability of existing CAD products on the market today.  We launched the first version of Creo in June 2011.  We believe this new platform could drive above industry average growth in our CAD business over the coming years.

Our primary products in this market are Creo Parametric, Creo Direct and Arbortext authoring solutions.

UPPER RIGHT BOX (DIRECT SPACE / ENTERPRISE PRODUCTS)

From a near- to medium-term growth perspective, we believe this market offers the most significant opportunity for PTC.  Large enterprises are increasingly investing in PLM solutions and we believe Windchill is the premier PLM solution on the market today.  This market exhibited strong year over year and sequential growth across all three lines of business and we expect license growth to benefit further going forward due to investment in sales capacity. Importantly, this is our 6th quarter of consecutive services and maintenance revenue growth on a year-over-year basis, which we believe demonstrates robust adoption of our PLM solutions. The performance of these lines of business was driven primarily by strong execution and was also impacted by annuity focused business policy modifications implemented earlier this year.

Our primary products in this market are Windchill, Creo View, Arbortext enterprise solutions and Integrity.

INDIRECT SALES:  Strong maintenance base and continued signs of improving end markets
Our indirect sales are primarily from the Small and Medium Businesses (SMB) market.  Indirect revenue is comprised of revenue from our reseller channel and from customers we have designated as indirect.  We have approximately 120 channel business development managers supporting more than 420 channel partners who are focused primarily on selling our MCAD products, such as Creo Parametric, Creo View and Mathcad, and Windchill PDMLink® into the SMB marketplace.

In Q4 indirect account revenue was up 18% year over year.  Given that this market is made up of SMB companies, we believe this market is more heavily impacted by macroeconomic factors.  Importantly, as reflected in the 4-box detail, we are continuing to see an important sign of improvement in the SMB space: total revenue is up year-over-year in both the lower left and lower right boxes for the 7th quarter in a row.

LOWER LEFT BOX (INDIRECT SPACE / DESKTOP PRODUCTS)

We believe this market continues to offer long-term growth potential.  The customer base is primarily comprised of SMB customers which we believe are more heavily impacted by macroeconomic factors.  Importantly, we are continuing to see improvement in new license sales and our maintenance paying base in this market remains stable.  Revenue in this segment is up year-over-year for the 7th quarter in a row.

Our primary products in this market are Creo Parametric, Creo Direct, Mathcad and Arbortext authoring solutions.

LOWER RIGHT BOX (INDIRECT SPACE / ENTERPRISE PRODUCTS)

From a medium- to long-term growth perspective, we believe this market offers a solid growth opportunity.  Again, the customer base in this market is primarily comprised of SMB companies, which we believe are more heavily impacted by macroeconomic factors.  Despite the soft macro-environment, this is our 7th consecutive quarter of year-over-year license revenue growth.  SMB customers are increasingly interested in PLM solutions and we believe we are well positioned to provide those customers with the right PLM technology to meet their needs.

Our primary products in this market are Windchill and Arbortext enterprise solutions.

REVENUE BY LINE OF BUSINESS

LICENSE:  Solid license quarter… Enterprise growth continues to rebound
License sales generate the highest gross margins, which are in the mid- to high 90% range on a non-GAAP basis.  License revenue historically has tended to represent 28% to 35% of our total revenue in any given quarter, with Q4 generally being our strongest quarter.  Given the macroeconomic environment in FY’09, license revenue was closer to 20% of total revenue, however, as expected it has trended back towards 30% of total revenue in FY’10 and ‘11.

Q4 License revenue of $111.0 million was up 25% year over year (18% on a constant currency basis).  Excluding MKS and 4CS, license revenue was up 15% year over year. We had 30% year-over-year growth in Enterprise license revenue and 19% year-over-year growth in Desktop license revenue. Our products continue to perform very well in competitive benchmarks, as demonstrated by our domino account and large deal (>$1 M in license and service revenue) momentum.

Looking forward to Q1, we are expecting license revenue of $80 to $95 million.  For FY’12, we are expecting license revenue growth of approximately 20% on a year-over-year basis, of which approximately 15% is expected to be organic growth.

SERVICES:  Strong growth demonstrates accelerating adoption of our solutions
Our services business provides significant value to our customers, helping them re-engineer their global product development business processes and implement our solutions, and providing them with training on our software. Services revenue has historically tended to represent 20% to 25% of our total revenues in any given quarter.

Q4 Services revenue of $75.8 million was up 39% year over year (up 31% on a constant currency basis), primarily due to strong license revenue and ongoing engagements with PLM customers.  Excluding MKS and 4CS, our Direct Enterprise services revenue was up 32% year over year. Our training business, which typically represents about 15% of our total services revenue, was up 28% year over year.  Our consulting business, which primarily supports Windchill implementations, was up 41% year over year.  This is our 5th consecutive quarter of accelerating services growth.  Our services non-GAAP net margin of 8.0% in Q4’11 was up relative to 5.3% in Q3’11.

Looking forward to Q1, we are expecting services revenue to be up approximately 18% on a year-over-year basis.  For FY’12 we are also expecting services revenue to grow approximately 14% on a year-over-year basis.  We have a solid backlog of services engagements that provides near-term visibility into our services business. Our services margins in FY’11 were under pressure due to our ongoing engagement with Hyundai-Kia and other strategic investments to improve the longer-term profitability of that business. We expect the completion of phase 1 of the Hyundai-Kia engagement and these initiatives will allow us to improve our services net margins into the high single-digits in FY’12 and over the long-term we expect to continue to improve services margins and reduce services mix through the expansion of our Windchill services ecosystem and solutions that fundamentally require less services. We launched the “Service Advantage Program” at the beginning of fiscal 2009 and we are making solid progress.  We already have a network of partners in North America and Europe, and have launched the program in Asia.

MAINTENANCE:  More than 1.5 million active seats!
Our maintenance business is an important barometer of customer satisfaction with our solutions.  It is also a strong source of recurring revenue for PTC.  Maintenance gross margins are in the mid- to high 80% range.  Maintenance revenue has historically tended to represent 45% to 50% of our total revenues in any given quarter, with Q4 usually being lower as a percent of total revenue due to historically strong performance of license sales in that quarter.

Q4 maintenance revenue of $154.5 million was up 24% year over year (up 16% on a constant currency basis), reflecting strong execution and the impact of annuity focused business policy modifications. Excluding MKS and 4CS, revenue was up 16% year over year.  We believe our maintenance business reflects a solid customer base and the importance customers attribute to our products.

Looking forward to Q1, we are expecting approximately 18% maintenance revenue growth on a year-over-year basis.  For FY’12 we are expecting approximately 11% maintenance revenue growth on a year-over-year basis, primarily due to improving license revenue, the addition of MKS maintenance revenue, strong execution and annuity focused business policy modifications implemented earlier in FY'11.

Active Maintenance Seats
We have more than 1.5 million active maintenance seats of PTC software in use today.  We believe the solid base of maintenance-paying customers is a testament to the quality of our products and we also view it as one of our most important assets.

Active Maintenance Seats

We experienced an increase in active maintenance seats across all major product families in Q4.  Our overall attach and renewal rates continue to remain strong.

REVENUE BY REGION:  Solid results globally
Americas revenue in Q4 of $131.1 million was up 17% compared with last year, reflecting increases of 20% and 1% in direct and indirect revenue, respectively.  Q4 license revenue in the Americas was up 4% year over year, with direct license revenue up 7% and indirect license revenue down 23%.  Sequentially, total revenue was up 25% and license revenue was up 60%.

Europe revenue was $133.1 million in Q4, up 42% (26% on a constant currency basis) compared with last year, reflecting increases of 51% and 24% in direct and indirect revenue, respectively.  Q4 license revenue in Europe was up 54% year over year, reflecting several significant transactions in the quarter. Direct license revenue was up 61% and indirect license revenue was up 39%. Sequentially, total revenue was up 10% and license revenue was up 20%.

Japan revenue was $35.8 million in Q4, up 40% (up 26% on a constant currency basis) compared with last year, reflecting increases of 53% and 20% in direct and indirect revenue, respectively.  Q4 license revenue in Japan was up 143% compared with last year, with direct license revenue up 175% and indirect license revenue up 94%. Sequentially, total revenue was up 19% and license revenue was up 54%.

Pacific Rim revenue was $41.3 million in Q4, up 14% (10% on a constant currency basis) compared with last year, reflecting increases of 10% and 25% in direct and indirect revenue, respectively.  Q4 license revenue in the Pac Rim was up 6% compared with last year, with direct license revenue up 1% and indirect license revenue up 14%.  Sequentially, total revenue was up 12% with license revenue was up 19%.  China, which represents a significant portion of our Pac Rim revenue, increased 10% compared to Q4’10.

CURRENCY IMPACT ON RESULTS COMPARED TO THE YEAR AGO PERIOD
Because we have a global business, with Europe and Asia historically representing approximately 65% of our revenue, our results are impacted by currency fluctuations.  On a constant currency basis, our revenue increased 20% year over year.  Currency fluctuations favorably impacted Q4 non-GAAP revenue by $20.4 million and unfavorably impacted Q4 non-GAAP expenses by $12.4 million compared to Q4’10.

Constant Currency (assumes Q4’10 currency rates)

Looking forward, the guidance we are providing assumes exchange rates of approximately 1.40 USD / EURO and 77 YEN / USD.  Our actual simple average FY’11 Fx rate was $1.39 USD / EURO.  We do not forecast currency movements; rather we provide detailed constant currency commentary.  Currency can significantly impact our results. For example, in FY ’11 and FY’10 currency was a tailwind for PTC when compared to the prior year: revenue was positively impacted by $37 million and $15 million, respectively, and non-GAAP expenses were negatively impacted by $21 million and $10 million, respectively.  On the other hand, in FY’09 currency was a considerable headwind for PTC when compared to FY’08: revenue was negatively impacted by $39 million and non-GAAP expenses were positively impacted by $36 million.

As a simple rule of thumb, based on current revenue and expense levels, a $0.10 move on the USD/EURO exchange rate will impact annualized revenue by approximately $30 to $35 million and EPS by approximately $0.07 to $0.08.

Q4 FY’11 EXPENSES COMMENTARY AND Q1 & FY’12 OUTLOOK
Q4 non-GAAP results exclude $12.9 million of stock-based compensation expense, $10.2 million of acquisition- related intangible asset amortization, $1.1 million of acquisition-related expenses, a $1.9 million fair value adjustment related to MKS deferred maintenance revenue and $7.7 million of income tax adjustments.  The Q4 non-GAAP results include a tax rate of 24% and 120.1 million diluted shares outstanding.  The Q4 GAAP results include a tax rate of 21% and 120.1 million diluted shares outstanding.

Q1’12 non-GAAP guidance excludes the following estimated expenses and their tax effects:

•	Approximately $2 million of a fair value deferred maintenance revenue adjustment
•	Approximately $13 million of expense related to stock-based compensation
•	Approximately $9 million of acquisition-related intangible asset amortization expense
•	Any acquisition-related expenses

FY’12 non-GAAP guidance excludes the following full-year estimated expenses and their tax effects, as well as any one-time tax items:

•	Approximately $3 million of a fair value deferred maintenance revenue adjustment
•	Approximately $51 million of expense related to stock-based compensation
•	Approximately $37 million of acquisition-related intangible asset amortization expense
•	Any acquisition-related expenses

NON-GAAP OPERATING MARGINS

INCOME STATEMENT
Our Q4’11 non-GAAP gross margin was $250 million, or 73.2%, compared to $197 million, or 73.5% in the year ago period.  Q4’11 GAAP gross margin was $241 million, or 71.0%, compared to $191 million, or 71.2% in Q4’10.

Our Q4’11 non-GAAP operating expenses were $172 million, up from $149 million in Q4’10, reflecting the acquisition of MKS and investments we have made in the business to add sales capacity and to improve our product portfolio.

From an operating performance perspective, we achieved 22.7% non-GAAP operating margin in Q4’11, compared to 17.8% last year.  GAAP operating margin was 15.1% for Q4’11 compared to 10.8% in Q4’10.

Looking forward, we are expecting Q1 ‘12 non-GAAP gross margins of 71% to 72% and operating expenses of approximately $170 million to $177 million, reflecting approximately $16 million of MKS and 4CS operating expenses and higher sales and marketing expense related primarily to higher sales expense related to planned hires.

For FY ‘12, we are expecting non-GAAP gross margins of approximately 72%, with Services margins in the high singe-digits and non-GAAP operating margins of approximately 18.5%.

Over the longer-term we intend to deliver 20% non-GAAP EPS growth annually through FY’14.  Our goal is to deliver this result primarily through accelerating organic revenue growth coupled with modest margin improvement.  We made significant investments in FY’09 and FY’10 that have helped us achieve a technology leadership position and have driven substantial revenue growth. In FY’12 we are investing in sales capacity to capitalize on our technology leadership position, driving revenue growth and creating further operating leverage opportunities over time. Note that we added approximately 20 new sales reps in Q4’11. Looking forward, we expect to continue to increase our R&D investments, while having R&D as a percentage of revenue to continue to trend toward more normalized historical levels as it has over the back half of FY’11.

TAX RATE
Q4 non-GAAP tax rate was 24%, compared to our expected rate of 23% due to the mix of before-tax-profit by region and one-time discrete items in the quarter.  Our GAAP tax rate was 21%.

Looking forward, the Q1 guidance assumes a non-GAAP tax rate of 24% and a GAAP tax rate of 20%.  The FY’12 target assumes a non-GAAP tax rate of 24% and a GAAP tax rate of 20%.

STOCK-BASED COMPENSATION
Expenses related to stock-based compensation were 3.9% of non-GAAP revenue in FY’11 and we expect a similar percentage in FY’12. Beginning in FY’13, we expect the stock-based compensation as a percentage of non-GAAP revenue to trend down annually, ultimately reaching a sustainable long-term target of 3%.

SHARE COUNT / SHARE REPURCHASE
We had 120.1 million fully diluted weighted average shares outstanding for Q4. We repurchased 0.9 million shares at a cost of $15 million in Q4 and our Board has authorized us to repurchase up to $100 million worth of our shares in the period October 1, 2011 through September 30, 2012.

Looking forward, we expect to have approximately 121 million fully diluted shares outstanding for Q1 and for the full fiscal year. While we don’t intend to repurchase any shares in Q1,  we expect to repurchase approximately $55 million worth of shares in FY ‘12.  Our long-term goal is to repurchase stock to offset dilution.

BALANCE SHEET:  Solid cash position

CASH / CASH FLOW FROM OPERATIONS
For Q4’11, our cash balance was $168 million, down from $261 million at the end of Q3’11.  Q4 cash flow from operations was effectively break-even due primarily to a $43 million sequential increase in accounts receivables, reflective of the very strong bookings we experienced during Q4. Uses of cash in the quarter include, capital expenditures of $10 million; $15 million used to acquire 4CS, $50 million used to repay borrowings under our revolving credit facility, $15 million of stock repurchases; and unfavorable foreign currency impact of $6 million.

Looking forward, we expect to have approximately $168 million in cash at the end of Q1.

DSO
We continue to have strong DSOs of 62 days in Q4 ’11 compared to 56 days in Q3’11 and 57 days in Q4’10.  The acquisition of 4CS in September 2011 added approximately one day to our DSOs as of September 30, 2011.

OUTSTANDING DEBT
In Q4, we repaid $50 million of the amount outstanding under our $300 million revolving credit facility.  At the end of Q4’11, the balance outstanding was $200 million.  We do not intend to repay any debt in Q1, but expect to reduce borrowings by approximately $100 million by Q4’12.

MISCELLANEOUS COMMENTS
HEADCOUNT
Total headcount was 6,122 at the end of Q4 compared to 5,799 at the end of Q3.  The increase is primarily related to our acquisition of 4CS which added 205 heads.  Headcount at the end of Q4’10 was 5,317.

M&A
We view M&A primarily as a strategic vehicle to further enhance our product portfolio and growth opportunity. We intend to remain opportunistic as it relates to M&A.  While we did engage in the large transaction of MKS in Q3’11, historically, the majority of our M&A opportunities have comprised small, strategic technology tuck-ins.   For example, in FY’09 we acquired Relex to expand our quality lifecycle management capabilities and Synapsis (InSight) to build out our product analytics platform, in FY’10 we acquired technology in the fast growing carbon information management market, further enhancing our product analytics platform with “green product development” capabilities and in Q4’11 we acquired 4CS to enhance our after-market services solutions. We will evaluate other strategic acquisition opportunities as they arise.

WRAP-UP
We are very optimistic about the long-term opportunity for PTC.  We have won a cumulative total of 30 domino accounts, bringing the total to 30 at the end of FY’11;  we had 30 large deals (>$1 M in license and service revenue) in Q4 - a historical record;  our pipeline remains very robust;  we are seeing a strong rebound in our Enterprise (PLM) business; significant year-over-year license growth in the CAD and SMB markets; we believe we have the best PLM technology platform on the market and we have very exciting opportunities with Creo, and emerging market opportunities in Services Lifecycle Management  (SLM) and Application Lifecycle Management (ALM) to continue to drive further growth in FY’12 and beyond.

We remain confident and committed to achieving accelerating revenue growth and our 20% non-GAAP EPS growth target through 2014.  We intend to continue to make prudent, strategic investments that we believe are critical to delivering value to our customers and gaining market share. Thank you for your on-going support.

Important Information About Non-GAAP References
PTC provides non-GAAP supplemental information to its financial results.  Non-GAAP revenue, operating expenses, margin and EPS exclude a fair value adjustment related to MKS deferred maintenance revenue, stock-based compensation expense, gain on litigation resolution, foreign currency transaction losses related to our acquisition of MKS and a litigation resolution, amortization of acquired intangible assets, acquired in-process research and development expense, acquisition-related expenses, restructuring charges, and the related tax effects of the preceding items and any one-time tax items.  We use these non-GAAP measures, and we believe that they assist our investors, to make period-to-period comparisons of our operational performance because they provide a view of our operating results without items that are not, in our view, indicative of our core operating results. We believe that these non-GAAP measures help illustrate underlying trends in our business, and we use the measures to establish budgets and operational goals, communicated internally and externally, for managing our business and evaluating our performance. We believe that providing non-GAAP measures affords investors a view of our operating results that may be more easily compared to the results of peer companies.  In addition, compensation of our executives is based in part on the performance of our business based on these non-GAAP measures.  However, non-GAAP information should not be construed as an alternative to GAAP information as the items excluded from the non-GAAP measures often have a material impact on PTC’s financial results. Management uses, and investors should consider, non-GAAP measures in conjunction with our GAAP results.

Forward-Looking Statements
Statements in these prepared remarks that are not historic facts, including statements about our first quarter and fiscal 2012 and other future financial and growth expectations, anticipated tax rates, the expected impact of our planned strategic investments and product releases on our future success, expected market growth rates and the long-term prospects for PTC are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected.  These risks include the possibility that customers may not purchase our solutions when or at the rates we expect, the possibility the foreign currency exchange rates may vary from our expectations and thereby affect our reported revenue and expense, the possibility that we may not achieve the license, services or maintenance growth rates that we expect, which could result in a different mix of revenue between license, service and maintenance and could impact our EPS results, the possibility that strategic customer wins may not generate the revenue we expect, the possibility that our strategic investments may not have the effects or generate the revenue we expect, the possibility that we will experience a shortfall in revenue that causes us to decrease or eliminate planned strategic investments in our business, the possibility that we may be unable to attain or maintain a technology leadership position or that any such leadership position may not generate the revenue we expect, the possibility that recent product releases may not generate the revenue we expect, the possibility that resource constraints could adversely affect our revenue, and the possibility that the MKS and 4CS businesses may not generate the revenues we expect, and the possibility that remedial actions relating to our previously announced investigation in China will have a material impact on our operations in China.  In addition, our assumptions concerning our future GAAP and non-GAAP effective income tax rates are based on estimates and other factors that could change, including the geographic mix of our revenue, expenses and profits and loans and cash repatriations from foreign subsidiaries. Other risks and uncertainties that could cause actual results to differ materially from those projected are detailed from time to time in reports we file with the Securities and Exchange Commission, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q.

NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands)
GAAP MARGINS

	FY '09		Q1 '10		Q2 '10		Q3 '10		Q4 '10		FY '10		Q1 '11		Q2 '11		Q3 '11		Q4 '11		FY '11
Revenue	$938,185		$258,429		$240,556		$242,998		$268,066		$1,010,049		$266,552		$269,189		$291,783		$339,425		$1,166,949
Cost of license revenue	29,962		8,147		8,232		7,621		7,047		31,047		5,954		6,558		7,617		8,663		28,792
Cost of service revenue	279,797		70,524		68,934		67,090		70,100		276,648		80,107		75,213		82,792		89,864		327,976
Gross Margin	$628,426	67.0%	$179,758	69.6%	$163,390	67.9%	$168,287	69.3%	$190,919	71.2%	$702,354	69.5%	$180,491	67.7%	$187,418	69.6%	$201,374	69.0%	$240,898	71.0%	$810,181	69.4%

Sales & marketing	$301,369	32.1%	$78,598	30.4%	$75,137	31.2%	$79,121	32.6%	$84,676	31.6%	$317,532	31.4%	$84,521	31.7%	$81,163	30.2%	$89,106	30.5%	$98,261	28.9%	$353,051	30.3%
Research & development	188,501	20.1%	50,690	19.6%	49,960	20.8%	50,597	20.8%	50,320	18.8%	201,567	20.0%	51,522	19.3%	53,051	19.7%	51,103	17.5%	55,730	16.4%	211,406	18.1%
General & administrative	80,670	8.6%	24,071	9.3%	22,807	9.5%	22,755	9.4%	23,242	8.7%	92,875	9.2%	23,484	8.8%	24,712	9.2%	31,882	10.9%	30,213	8.9%	110,291	9.5%
Amortization of acquired intangible assets	15,620	1.7%	4,058	1.6%	3,975	1.7%	3,836	1.6%	3,736	1.4%	15,605	1.5%	3,854	1.4%	4,266	1.6%	4,753	1.6%	5,446	1.6%	18,319	1.6%
In-process research & development	300	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Restructuring charge, net	22,671	2.4%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Operating Expenses	$609,131	64.9%	$157,417	60.9%	$151,879	63.1%	$156,309	64.3%	$161,974	60.4%	$627,579	62.1%	$163,381	61.3%	$163,192	60.6%	$176,844	60.6%	$189,650	55.9%	$693,067	59.4%

GAAP Operating Margin	$19,295	2.1%	$22,341	8.6%	$11,511	4.8%	$11,978	4.9%	$28,945	10.8%	$74,775	7.4%	$17,110	6.4%	$24,226	9.0%	$24,530	8.4%	$51,248	15.1%	$117,114	10.0%

ADJUSTMENTS TO DERIVE NON-GAAP MEASURES

	FY '09		Q1 '10		Q2 '10		Q3 '10		Q4 '10		FY '10		Q1 '11		Q2 '11		Q3 '11		Q4 '11		FY '11
Revenue:
Fair value of deferred revenue	$-	0.0%	$-	0.0%	$-	0.0%	$-	0.0%	$-	0.0%	$-	0.0%	$-	0.0%	$-	0.0%	$693	0.2%	$1,913	0.6%	$2,606	0.2%
Cost of license revenue:
Acquired intangible amortization	19,674	2.1%	4,898	1.9%	4,928	2.0%	4,659	1.9%	3,882	1.4%	18,367	1.8%	3,363	1.3%	3,339	1.2%	3,895	1.3%	4,796	1.4%	15,393	1.3%
Stock-based compensation	50	0.0%	17	0.0%	2	0.0%	2	0.0%	3	0.0%	24	0.0%	3	0.0%	3	0.0%	4	0.0%	5	0.0%	15	0.0%
Cost of service revenue:
Acquired intangible amortization	8	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Stock-based compensation	8,163	0.9%	2,580	1.0%	2,241	0.9%	2,186	0.9%	2,115	0.8%	9,122	0.9%	2,137	0.8%	1,583	0.6%	1,857	0.6%	2,155	0.6%	7,732	0.7%
Sales & marketing:
Stock-based compensation	12,797	1.4%	3,074	1.2%	3,520	1.5%	3,471	1.4%	3,367	1.3%	13,432	1.3%	2,429	0.9%	2,350	0.9%	3,062	1.0%	3,587	1.1%	11,428	1.0%
Research & development:
Stock-based compensation	8,214	0.9%	2,659	1.0%	2,383	1.0%	2,252	0.9%	2,186	0.8%	9,480	0.9%	2,393	0.9%	1,749	0.6%	2,010	0.7%	2,395	0.7%	8,547	0.7%
General & administrative:
Stock-based compensation	14,104	1.5%	5,525	2.1%	4,146	1.7%	3,599	1.5%	3,583	1.3%	16,853	1.7%	4,065	1.5%	4,186	1.6%	4,627	1.6%	4,802	1.4%	17,680	1.5%
Acquisition-related costs	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	608	0.2%	6,041	2.1%	1,112	0.3%	7,761	0.7%
Amortization of acquired intangible assets	15,620	1.7%	4,058	1.6%	3,975	1.7%	3,836	1.6%	3,736	1.4%	15,605	1.5%	3,854	1.4%	4,266	1.6%	4,753	1.6%	5,446	1.6%	18,319	1.6%
In-process research & development	300	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Restructuring charge, net	22,671	2.4%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%

Non-GAAP adjustments	$101,601	10.8%	$22,811	8.8%	$21,195	8.8%	$20,005	8.2%	$18,872	7.0%	$82,883	8.2%	$18,244	6.8%	$18,084	6.7%	$26,942	9.2%	$26,211	7.7%	$89,481	7.7%

NON-GAAP MARGINS

	FY '09		Q1 '10		Q2 '10		Q3 '10		Q4 '10		FY '10		Q1 '11		Q2 '11		Q3 '11		Q4 '11		FY '11
Revenue	$938,185		$258,429		$240,556		$242,998		$268,066		$1,010,049		$266,552		$269,189		$292,476		$341,338		$1,169,555
Cost of license revenue	10,238		3,232		3,302		2,960		3,162		12,656		2,588		3,216		3,718		3,862		13,384
Cost of service revenue	271,626		67,944		66,693		64,904		67,985		267,526		77,970		73,630		80,935		87,709		320,244
Gross Margin	$656,321	70.0%	$187,253	72.5%	$170,561	70.9%	$175,134	72.1%	$196,919	73.5%	$729,867	72.3%	$185,994	69.8%	$192,343	71.5%	$207,823	71.1%	$249,767	73.2%	$835,927	71.5%

Sales & marketing	$288,572	30.8%	$75,524	29.2%	$71,617	29.8%	$75,650	31.1%	$81,309	30.3%	$304,100	30.1%	$82,092	30.8%	$78,813	29.3%	$86,044	29.4%	$94,674	27.7%	$341,623	29.2%
Research & development	180,287	19.2%	48,031	18.6%	47,577	19.8%	48,345	19.9%	48,134	18.0%	192,087	19.0%	49,129	18.4%	51,302	19.1%	49,093	16.8%	53,335	15.6%	202,859	17.3%
General & administrative	66,566	7.1%	18,546	7.2%	18,661	7.8%	19,156	7.9%	19,659	7.3%	76,022	7.5%	19,419	7.3%	19,918	7.4%	21,214	7.3%	24,299	7.1%	84,850	7.3%

Amortization of acquired intangible assets	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
In-process research & development	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%	-	0.0%
Restructuring charge, net	-		-		-		-		-		-		-		-		-		-		-
Operating Expenses	$535,425	57.1%	$142,101	55.0%	$137,855	57.3%	$143,151	58.9%	$149,102	55.6%	$572,209	56.7%	$150,640	56.5%	$150,033	55.7%	$156,351	53.5%	$172,308	50.5%	$629,332	53.8%

Non-GAAP Operating Margin	$120,896	12.9%	$45,152	17.5%	$32,706	13.6%	$31,983	13.2%	$47,817	17.8%	$157,658	15.6%	$35,354	13.3%	$42,310	15.7%	$51,472	17.6%	$77,459	22.7%	$206,595	17.7%

PARAMETRIC TECHNOLOGY CORPORATION
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	September 30,	September 30,	September 30,	September 30,
	2011	2010	2011	2010

GAAP gross margin	$240,898	$190,919	$810,181	$702,354
Fair value of acquired MKS deferred maintenance
revenue	1,913	-	2,606	-
Stock-based compensation	2,160	2,118	7,747	9,146
Amortization of acquired intangible assets
included in cost of license revenue	4,796	3,882	15,393	18,367
Non-GAAP gross margin	$249,767	$196,919	$835,927	$729,867

GAAP operating income	$51,248	$28,945	$117,114	$74,775
Fair value of acquired MKS deferred maintenance
revenue	1,913	-	2,606	-
Stock-based compensation	12,944	11,254	45,402	48,911
Amortization of acquired intangible assets
included in cost of license revenue	4,796	3,882	15,393	18,367
Amortization of acquired intangible assets	5,446	3,736	18,319	15,605
Acquisition-related charges included in
general and administrative expenses	1,112	-	7,761	-
Non-GAAP operating income	$77,459	$47,817	$206,595	$157,658

GAAP net income (loss)	$37,621	$(13,215)	$85,424	$24,368
Fair value of acquired MKS deferred maintenance
revenue	1,913	-	2,606	-
Stock-based compensation	12,944	11,254	45,402	48,911
Amortization of acquired intangible assets
included in cost of license revenue	4,796	3,882	15,393	18,367
Amortization of acquired intangible assets	5,446	3,736	18,319	15,605
Acquisition-related charges included in
general and administrative expenses	1,112	-	7,761	-
Non-operating foreign currency transaction loss (1)	-	-	5,107	-
Gain on litigation resolution (2)	-	(9,039)	-	(9,039)
Income tax adjustments (3)	(7,662)	41,548	(27,846)	21,341
Non-GAAP net income	$56,170	$38,166	$152,166	$119,553

GAAP diluted earnings (loss) per share	$0.31	$(0.11)	$0.71	$0.20
Stock-based compensation	0.11	0.09	0.38	0.41
Income tax adjustments	(0.06)	0.35	(0.23)	0.18
Gain on litigation resolution	-	(0.08)	-	(0.08)
Acquisition-related charge	0.01	-	0.06	-
All other items identified above	0.10	0.07	0.34	0.29
Non-GAAP diluted earnings per share	$0.47	$0.32	$1.26	$1.00

(1)
In the third quarter of 2011, in connection with our planned acquisition of MKS, we entered into forward contracts to purchase CDN$292 million (equivalent to approximately $305 million when the contracts were entered into). We entered into these forward contracts to reduce our foreign currency exposure related to changes in the Canadian to US Dollar exchange rate from the time we entered into the agreement in early April to acquire MKS (the purchase price is in Canadian Dollars) and the closing date which occurred on May 31, 2011. We realized foreign currency losses of $4.4 million in the third quarter of 2011 recorded as other expense related to the acquisition of MKS.  In the first quarter of 2011 we recorded $0.7 million of foreign currency losses related to a previously announced litigation settlement in Japan.

(2)
Reflects resolution of the litigation brought against us by GE Japan, which resulted in a GAAP benefit of $9.0 million to other income in the fourth quarter of 2010 to reduce our accruals related to this litigation to the resolution amount.

(3)
Reflects the tax effects of non-GAAP adjustments for the fourth quarter and full year of 2011 and 2010, which are calculated by applying the applicable tax rate by jurisdiction to the non-GAAP adjustments listed above, as well as, the effect of a business realignment initiative during the fourth quarter of 2010, primarily in Europe, to simplify our corporate structure for tax efficient cash repatriation. This realignment resulted in a one-time non-cash GAAP tax charge of $43.4 million.